Exhibit 21.1
SUBSIDIARIES OF AXCAN INTERMEDIATE HOLDINGS INC.

state or other jurisdiction of incorporation
subsidiary name	or organization
3948587 Canada Inc.	Canada
Acquisition Co. No. 1	Delaware
Acquisition No. 5 LLC	Delaware
Axcan Canada (Invest) ULC	Nova Scotia, Canada
Axcan Canada Partnership 2 LP	Ontario, Canada
Axcan Coöperatieve (Invest) U.A.	The Netherlands
Axcan Coöperatieve U.A.	The Netherlands
Axcan EU LLC	Delaware
Axcan France (Invest) SAS	France
Axcan LuxCo 1 S.àr.l.	Luxembourg
Axcan LuxCo 2 S.àr.l.	Luxembourg
Axcan Nova Scotia 1 ULC	Nova Scotia, Canada
Axcan Nova Scotia 2 ULC	Nova Scotia, Canada
Axcan Nova Scotia 3 ULC	Nova Scotia, Canada
Axcan Pharma (Australia) Pty Ltd	Australia
Axcan Pharma Export Inc.	Canada
Axcan Pharma Finance Íslandi ehf (a/k/a Axcan Pharma Finance Iceland, Ltd.)	Iceland
Axcan Pharma GmbH	Germany
Axcan Pharma Inc.	Canada
Axcan Pharma International B.V.	The Netherlands
Axcan Pharma (Ireland) Limited (in process of dissolution)	Ireland
Axcan Pharma Limited	England and Wales
Axcan Pharma PDT Inc.	Barbados
Axcan Pharma SAS (f/k/a Axcan Pharma S.A.)	France
Axcan Pharma (U&V) Inc.	Delaware
Axcan Pharma US, Inc	Delaware
Axcan US LLC	Delaware
Axcan US Partnership 1 LP	Delaware
Biozymes Inc.	Quebec, Canada
Gastro Services Pty Ltd	Australia
S.C.I. La Prévôté	France
Varioraw Percutive S.àr.l	Switzerland
Czet Pharma Inc. (50%)	Canada
Bonne Santé sp. z.o.o. (50%)	Poland